Exhibit 10.19

SHELL TRADEMARK MANAGEMENT INC.
and
SHELL PIPELINE COMPANY LP, SHELL MIDSTREAM PARTNERS, L.P., SHELL MIDSTREAM PARTNERS GP LLC

____________________________________
TRADE MARKS LICENSE AGREEMENT
COMPANY NAME AND HOUSE MARK for SHELL PIPELINE COMPANY LP, SHELL MIDSTREAM PARTNERS, L.P. and SHELL MIDSTREAM PARTNERS GP LLC
_____________________________________

Exhibit 10.19
Table of Contents
1 INTERPRETATION
2 COMMENCEMENT AND DURATION
3 GRANT OF LICENSE
4 [Intentionally Omitted]
5 USE OF TRADE MARKS
6 QUALITY AND COMPLIANCE CONTROL
7 OWNERSHIP, MAINTENANCE AND RENEWAL
8 ROYALTIES
9 [Intentionally Omitted]
10 MARKETING, COMMUNICATIONS AND BRAND STANDARDS
11 INFRINGEMENTS OF OR ATTACKS ON THE TRADE MARKS
12 INFRINGEMENT OF THIRD PARTY TRADE MARKS
13 WARRANTIES, LIABILITY AND INDEMNITY
14 COMPLIANCE WITH APPLICABLE LAWS
15 CONFIDENTIALITY
16 TERMINATION
17 CONSEQUENCES OF TERMINATION
18 NOTICES
19 ASSIGNMENT, SUB-CONTRACTING AND SUB-LICENSING
20 EQUITABLE RELIEF
21 THIRD PARTY RIGHTS
22 RELATIONSHIP OF THE PARTIES
23 WAIVER
24 INVALIDITY
25 AMENDMENTS AND VARIATIONS
26 APPLICABLE LAW
27 JURISDICTION
28 ENTIRE AGREEMENT
29 EXECUTION
SCHEDULES AND APPENDICES
SCHEDULE 1: THE TRADE MARKS
SCHEDULE 4: BRAND PROMOTION ACTIVITIES

Exhibit 10.19
PARTIES
1.SHELL TRADEMARK MANAGEMENT INC., a Delaware corporation having an address of 150 N. Dairy Ashford Rd., Houston, Texas 77079 United States (“Licensor”);
AND
2.SHELL MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company, in its own capacity and as the general partner of SHELL MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (the “Partnership”) having an address of 150 N. Dairy Ashford Rd., Houston, Texas 77079 United States, together with any member of the Partnership Group (as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 3, 2014 (the “Partnership Agreement”) (collectively referred to herein as the “Licensee”)
(each a “Party” and together “the Parties”).
BACKGROUND
(A) The Licensor has certain rights to grant licenses with respect to trade marks characteristic of companies of the Shell Group of companies and certain rights to the copyrights in such trade marks.
(B) The Licensee wishes to reproduce, apply, use and display in the Territory the Trade Marks (all as hereinafter defined), and the Licensor is willing to authorize such reproduction, application, use and display, on the terms and conditions set out in this Agreement.
THE PARTIES AGREE as follows:
1.INTERPRETATION
1.1 In this Agreement:

“Affiliate(s)”	means Royal Dutch Shell plc and any company (other than a Party itself) which is from time to time directly or indirectly controlled by Royal Dutch Shell plc.
For the purposes of this Agreement:
(1) a company is directly controlled by another company or companies if that latter company beneficially owns or those latter companies together beneficially own fifty per cent (50%) or more of the voting rights attached to the issued share capital of the first mentioned company; or
(2) a company is indirectly controlled by another company or companies if a series of companies can be specified, beginning with that latter company or companies and ending with the first mentioned company, so related that each company of the series (except the latter company or companies) is directly controlled by one or more of the companies earlier in the series;
“Agreement”	means this agreement including the schedules and any appendices to this agreement, all as amended, varied or supplemented from time to time;
“Brand Standards”	means the guidelines, rules, policies and standards for use of the Trade Marks, as issued or made available by the Licensor from time to time (electronically or otherwise);
“Business Day”	means a usual working day, other than a Saturday or Sunday, in Houston, Texas, United States of America;
“Change of Control”	has the meaning set forth in clause 16.3;
“Commencement Date”	means February 1, 2019;

Exhibit 10.19

“Confidential Information”	has the meaning set forth in clause 15.1;
“Licensee Contractor Termination Event”	has the meaning set forth in clause 19.4(b)(ii);
“Person”	means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity;
“Relevant Affiliate(s)”	means Affiliate(s) to whom the Licensee has extended its rights pursuant to clause 19.3;
“Royalties”	means the sum equal to the aggregate of the sums payable by Licensee to Licensor;
“Royalty Rate”	means the rates(2) as may be separately agreed to by the parties in writing;
“Subsidiary”	means with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. Notwithstanding anything to the contrary herein, for so long any Person is not consolidated in the Partnership’s financial statements for accounting purposes, then such Person will not be deemed “Subsidiaries” of the Partnership and Shell Midstream Operating LLC;
“Taxes”	has the meaning set forth in clause 8.6;
“Terminating Party”	means (as the context requires) either:
(1) a Party terminating this Agreement pursuant to clause 2 or clause 16.1, or
(2) in the case of termination of this Agreement pursuant to clause 16.2, the Licensor;
“Termination Event”	means any of the events or circumstances mentioned in clause 16.1 or clause 16.2;
“Territory”	means the United States of America and the District of Columbia but excludes Puerto Rico, the U.S. Virgin Islands, Guam and other U.S. territories and possessions; and
“Trade Marks”	means the Trade Marks listed in Schedule 1.
1.2 In this Agreement, unless otherwise specified, a reference to:
(a) any other document referred to in this Agreement is a reference to that other document as amended, varied, supplemented or novated at any time;
(b) a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established and irrespective of the jurisdiction in or under the law of which it was incorporated or exists;

Exhibit 10.19
(c)  a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);
(d) statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that provision;
(e) a “day” (including within the expression “Business Day”) shall mean a period of twenty-four (24) hours running from midnight to midnight; and
(f) times are references to time in Houston, Texas, United States of America.
1.3 All headings and titles used in this Agreement are for convenience only. They are not to be used in the interpretation or construction of this Agreement.
2 COMMENCEMENT AND DURATION
This Agreement shall be deemed to have come into effect on the Commencement Date, and, unless terminated earlier in accordance with clause 16, shall continue in force until the earliest of January 1, 2024, or terminated by either Party giving to the other not less than three hundred and sixty (360) days’ notice. Parties may, by mutual written consent, terminate this Agreement at any time.
3 GRANT OF LICENSE
3.1 The Licensor grants to the Licensee a non-exclusive license:
(a) to use the trade name “SHELL”, the word “Shell” in the following company names: i) Shell Pipeline Company LP; ii) Shell Midstream Partners, L.P.; ii) Shell Midstream Partners GP; LLC; iii) Shell Midstream Operations LLC; and iv) their Subsidiaries as part of their company name and to use the trade name “SHELL” or “Shell” and the Shell Pecten design as part of their company identifications, in each case to indicate such company’s affiliation with the Shell brand; and; and
(b) for the entities listed in (a), to use the “Shell” emblem and the Trade Marks listed in Schedule 1 as a house mark on stationary, business cards, business forms, company publications and press releases, company marketing materials, company public filings with the United States Securities and Exchange Commission and other regulatory authorities, and company websites or social media presences in the Territory in accordance with the Brand Standards and subject to the provisions of this Agreement. For the avoidance of doubt, no rights are granted to the Licensee under this Agreement to reproduce, apply, use or display any of the Trade Marks on: (i) products or services; or (ii) merchandising, corporate gifts, promotional products, loyalty products and the like.
3.2 Subject to clauses 3.3, the Licensor may by giving notice to the Licensee at any time in its absolute discretion modify Schedule 1 by adding or removing from it any trade marks. This right is independent of the Licensor’s right to terminate the licence in respect of individual Trade Marks or Manifestations in accordance with clause 16.6.
3.3 The Licensor shall give the Licensee at least one hundred and eighty (180) days’ notice of its intention to remove any of the Trade Marks from Schedule 1.

4. [Intentionally Omitted]

Exhibit 10.19
5 USE OF TRADE MARKS
5.1 The Licensee shall comply at all times with the requirements of the Licensor (including without limitation as comprised in the Brand Standards) from time to time as to the manner and context of use of the Trade Marks (and the wording to accompany them).
5.2 The Licensee shall not use or display the Trade Marks other than in accordance with the Brand Standards, or in such a manner that their distinctiveness, validity or reputation may be impaired (which obligation shall include without limitation refraining from using the Trade Marks in a generic or descriptive manner, or in such a way that detracts from the goodwill and reputation represented thereby). On receipt of notification by the Licensor or its nominee, the Licensee shall immediately correct any use or display of any of the Trade Marks which in the opinion of the Licensor or its nominee has or is likely to have any of the foregoing effects.
5.3   The Licensee shall not use or display the Trade Marks other than in Except with the prior written consent of the Licensor and/or any relevant Affiliate entitled to give such consent, and subject to clause 5.7, the Licensee shall not employ or register or cause to be employed or registered a Trade Mark, or any word or mark which in the reasonable opinion of the Licensor is confusingly similar to a Trade Mark, as part of any corporate name, business name or trading style, or as a trade mark in respect of any goods or services, or as a domain name and, to the extent that it does so, shall cease to use such Trade Mark and shall assign it to the Licensor at the request of the Licensor without compensation.
5.4    The Licensee shall not conduct the whole or any part of its business under a corporate or business name or house mark which in the opinion of the Licensor might impair the validity, reputation or distinctiveness of any of the Trade Marks and, to the extent that it does, shall cease to use or change such corporate or business name or house mark on the demand of the Licensor.
5.5 To assist in ensuring compliance with its obligations under clauses 5.3 and 5.4, the Licensee undertakes to notify the Licensor before using, registering or causing to be used or registered any trade mark or corporate or business name other than its corporate name as set out above.
5.6 Except with the prior written consent of the Licensor, no other marks or symbols of a trade mark character (other than the trade name or corporate name of the Licensee) shall appear under or by reference to the Trade Marks.
5.7 Upon request of the Licensor, and to the order of the Licensor, the Licensee shall, at the cost of the Licensor, register and/or hold and maintain on behalf and for the benefit of the Licensor internet domain names incorporating any of the Trade Marks, or words or expressions similar thereto.
5.8 The Licensee shall, where required by the Licensor (including in the Brand Standards), indicate clearly and legibly on stationary, business cards, business forms, company publications and press releases, company marketing materials, company public filings with the United States Securities and Exchange Commission and other regulatory authorities, and company websites or social media presences, that the Trade Marks are “Shell trade marks” (or shall use such other indication as the Licensor or its nominee may specify from time to time).
6 QUALITY AND COMPLIANCE CONTROL
6.1   At the request of the Licensor, the Licensee shall (at no cost to the Licensor) furnish such samples or other evidence or documentation as may reasonably be required by the Licensor for the inspection of:
(a) any materials bearing the Trade Marks; and

Exhibit 10.19
(b) the manner and context of the use and display (or proposed use and display) of the Trade Marks on communications, advertising, promotional literature, or other printed matter, or on websites or any other electronic or other media.
6.2   The Licensor or its nominee shall have the right to enter with reasonable frequency during normal business hours the premises of the Licensee to verify compliance with the terms of this Agreement generally, including without limitation to inspect:
(a)  the manner and context of the use and display of the Trade Marks, whether on advertising, promotional literature, labels or other printed matter, or otherwise;
and to take samples of said materials for further inspection.
6.3 If the Licensor or its nominee finds that the Licensee’s use and/or display of the Trade Marks on any materials on whatever medium (including electronic) does not comply with the Brand Standards in any respect, the Licensor or its nominee may give notice thereof to the Licensee, and the Licensee shall immediately on receipt of such notice cease the non-compliant use or display. The Licensee shall not resume use and/or display of the relevant materials until it has demonstrated to the Licensor’s or its nominee's satisfaction that the relevant materials is or are in compliance with said Brand Standards, and the Licensor or its nominee has given notice to the Licensee of said satisfaction.
6.4 The Licensee shall, where applicable, procure similar rights for the Licensor with regard to Relevant Affiliates and Licensee Contractors as are set out in this clause 6 with regard to the Licensee.
7 OWNERSHIP, MAINTENANCE AND RENEWAL
7.1 The Licensee acknowledges that the Licensor is the owner of the Trade Marks.
7.2 All use of the Trade Marks by the Licensee under this Agreement shall be deemed to be use by the Licensor, and any goodwill accruing in respect of such use (but, for the avoidance of doubt, no other goodwill) shall be for the benefit of the Licensor. The Licensor may at any time call for a confirmatory assignment of that goodwill and the Licensee shall immediately execute it without requiring more than a nominal consideration for the assignment.
7.3 Nothing in this Agreement shall be construed as granting the Licensee any proprietary rights, title or interest in any of the Trade Marks.
7.4 The Licensee shall not, whether during the term of this Agreement or afterwards, claim any ownership of, or dispute the Licensor’s rights in, the Trade Marks or any goodwill or reputation attaching to them.
7.5 Any renewal or maintenance fees in respect of the Trade Marks, and any costs in respect of applications to register any of the Trade Marks as a trade mark, shall be borne by the Licensor. The Licensor shall be entitled to:
(a) pursue any application to register a trade mark in such a manner as it sees fit;
(b) elect at any time to abandon any of the Trade Marks; and

(c)  elect not to pursue any application to register a trade mark in its absolute discretion at all times and without liability to the Licensee.
7.6 The Licensee shall assist the Licensor as may be necessary or reasonably required (including by executing any necessary documents) in recording the Licensee as a licensee of the registered Trade Marks (including as a licensee of such applications as mature into registrations during the

Exhibit 10.19
period of this Agreement) on the relevant register maintained by any government office or regulatory body. The costs of any recording of this Agreement with any government office or regulatory body shall be borne by the Licensee.
7.7 The Licensee will at the Licensor’s request give to the Licensor or its nominee any information as to its use of the Trade Marks which the Licensor may require and will render any assistance reasonably required by the Licensor in maintaining or renewing the registrations of the registered Trade Marks or in prosecuting any application to register any new trade marks. The Licensor shall meet any reasonable expenses incurred by the Licensee to third parties in giving such assistance.
8 ROYALTIES AND PAYMENTS
8.1 In consideration of the rights granted in clause 3, specifically excluding the use of the Trade Marks on Goods or Services the Licensee shall not pay to the Licensor Royalties for the duration of this Agreement. Should the Licensee desire to include the Trade Marks on any Goods or Services, such use shall be Royalty bearing, to be negotiated at such time, and agreed to in writing, at Licensor’s sole discretion.
9 [Intentionally Omitted]

10 MARKETING, COMMUNICATIONS AND BRAND STANDARDS
10.1 The Licensee undertakes to ensure that its conduct, it’s whole or any part of its business under a corporate or business name including the Trade Marks,shall in no way reduce or diminish the goodwill, reputation, distinctiveness, image and/or prestige of the Trade Marks.
10.2  The Licensee undertakes to comply at all times with the Brand Standards in conducting its activities under or by reference to the Trade Marks. The Licensee will ensure the availability of employees or contractors with appropriate knowledge and skills to fulfil this obligation.
10.3 Without limitation to clause 10.2, the Licensee undertakes to co-operate with the Licensor in connection with implementation of the Brand Standards, including with regard to implementation of remedial measures, and by participating in the brand assurance and audit processes.
10.4 The Licensor shall undertake at its own cost such activities and initiatives as it sees fit in order to promote and protect the brand or brands represented by the Trade Marks. Such activities shall include the activities listed in Schedule 4.
10.5  Without prejudice to the generality of clause 10.2, the Licensee shall not:
(a)  negotiate or enter into any sponsorship or similar arrangement which would involve use or display of the Trade Marks; or
(b) engage any brand service provider (e.g. advertising or media agency or market research company) in connection with activities which would involve use or display of the Trade Marks, other than those service providers approved by the Licensor without the prior consent of the Licensor.
10.6 At the request of the Licensee, and subject to availability of resources, the Licensor shall provide or arrange for the provision of consultancy or other services to the Licensee in connection with proposals of the Licensee for brand-related activities concerning the Territory. Such services shall be provided on terms and conditions to be agreed.

Exhibit 10.19
10.7 The Licensee undertakes to notify the Licensor in advance of, and to consult with the Licensor in connection with the preparation of, any business initiative likely to involve a significant change in use of the Trade Marks (e.g. in the geographical area), or likely to affect the reputation of the Trade Marks. Such initiatives may include without limitation significant divestments and investments, joint ventures, mergers, acquisitions.
10.8 For the avoidance of doubt, in the event of any conflict or inconsistency between the provisions of this Agreement and the Brand Standards, the provisions of this Agreement shall prevail.

11 INFRINGEMENTS OF OR ATTACKS ON THE TRADE MARKS
11.1 The Licensee shall notify the Licensor promptly if it becomes aware of or suspects:
(a)   any misuse or infringement by others of the Trade Marks, or use by others of any confusingly similar mark or sign;
(b) any application for the registration of a trade mark which the Licensee believes should be opposed because of its similarity to one of the Trade Marks; or
(c) any matter or circumstance of whatsoever nature which in the reasonable opinion of the Licensee might affect the interests of the Licensor under this Agreement.
11.2 If the Licensee becomes aware that:
(a) any other person alleges that the Trade Marks are invalid or liable to revocation; or
(b) the Trade Marks and/or the Manifestations are otherwise attacked the Licensee shall immediately give the Licensor full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.
11.3 The Licensor shall have the conduct, at its own cost (subject to clause 11.6), of all legal proceedings relating to the Trade Marks and shall in its sole discretion decide what action (if any) to take in respect of any infringement or alleged infringement of the Trade Marks or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Trade Marks. The Licensee shall not be entitled to bring or institute any claim or action or proceedings for infringement or opposition or any other proceedings relating to the Trade Marks or take any other steps for the protection of the Trade Marks unless requested or specifically agreed to in advance by the Licensor. The Licensor shall not be obliged to bring or defend any proceedings in relation to the Trade Marks if it decides in its sole discretion not to do so.
11.4 The Licensee will at the request of the Licensor give full co-operation to the Licensor in any action, claim or proceedings brought or threatened in respect of the Trade Marks, or any other step for the protection of the Trade Marks, including without limitation by joining the Licensor in any proceedings, actions or other steps. The Licensor shall meet any reasonable expenses incurred by the Licensee to third parties in giving such assistance (save in respect of actions required to remedy infringements or violations of contractual terms by Licensee Contractors or Relevant Affiliates or other actions for breaches of contract).
11.5 Any damages or other sums recovered in respect of any action, claims or proceedings referred to in this clause 11 shall (subject to clause 11.6) be for the account of the Licensor and shall be applied by the Licensor in the following order:
(a) first, to offset any internal or third party costs, expenses or other sums paid or incurred by the Licensor in connection with the relevant action, claims or proceedings; and

Exhibit 10.19
(b) second, the balance (if any) to be divided as may be agreed between the Licensor and the Licensee, taking into account their respective loss or damage arising from the events or circumstances which are the subject of the relevant action, claims or proceedings, including any directions or rulings regarding such shares as may be given by any court or authority of competent jurisdiction.
11.6 Where the Licensee brings or institutes any claim or action or proceedings or takes any other steps following the agreement of the Licensor pursuant to clause 11.3, it shall do so in full consultation with the Licensor and at its own cost, and shall indemnify the Licensor in respect of any costs (including legal costs), expenses or liability which may be incurred by the Licensor as a result of or in connection with such claim, action or proceedings, but shall be entitled to retain any damages or other sums recovered in respect of any such claim, action or proceedings.
12 INFRINGEMENT OF THIRD PARTY TRADE MARKS
12.1   If the Licensee becomes aware that any other person alleges that use of the Trade Marks infringes any rights of another party, the Licensee shall immediately give the Licensor full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.
12.2 The Licensor shall, following receipt of a notification under clause 12.1, immediately take and have control of the defense and investigation of such claim and shall be entitled to employ and engage advisory counsel of its choice to handle and defend the same, at its sole cost and expense. The Licensee shall co-operate in all reasonable respects with the Licensor and its advisors in the investigation, trial and defense of such claim and any appeal arising therefrom, and shall bear its own travelling expenses and other related out-of-pocket expenses for such assistance. The Licensee may, at its own sole cost and expense, through its own advisory counsel or otherwise, participate in such investigation, trial and defense of such claim and any appeal arising therefrom, provided that it shall not, either directly or through its advisory counsel, be entitled to make any admission to or settlement with any third party without the prior written consent of the Licensor.
12.3 The Licensor shall have the sole right to settle any claim or suit referred to under clause 12.1, without the consent of the Licensee, save that it shall not without the consent of the Licensee make any settlement under which the Licensee is obliged to make any monetary payment for which the Licensor is not liable under clause 12.4, to part with any property or interest therein, or be subject to any injunction against the rights granted herein.
12.4 In the event that a final decree or final judgment is made by a competent court from which no appeal has been or can be taken that the use or display by the Licensee of the Trade Marks in accordance with this Agreement infringes a valid trade mark registered in the Territory at the date of this Agreement, then the Licensor will contribute to the Licensee the damages assessed against the Licensee up to a maximum aggregate amount equal to twenty-five per cent (25%) of the Royalties actually received by the Licensor under this Agreement in the twelve (12) month period preceding the date on which the relevant notification is made by the Licensee pursuant to clause 12.1, provided that the Licensor shall not be obliged to make any such contribution in the event that:
(a) the use or display judged to be infringing is not in compliance with the Brand Standards or any other requirements of this Agreement;
(b) the Licensee did not promptly notify the Licensor of the relevant claim or allegation within ten (10) days of becoming aware of the same;
(c)  the Licensee makes any admission in relation to, or settlement of, the relevant claim, allegation or proceedings without the prior written consent of the Licensor; or

Exhibit 10.19
(d)  the total aggregate amount paid by the Licensor under this clause 12 has reached an amount equal to twenty-five per cent (25%) of the Royalties actually received by the Licensor under this Agreement in the twelve (12) month period preceding the date on which the first notification is made by the Licensee to the Licensor pursuant to clause 12.1.
12.5 The remedies of the Licensee provided in this clause 12 are the exclusive and sole remedies of the Licensee with respect to trade mark infringement, claims of passing off or unfair competition or any other violation of third party rights. In no event shall the Licensor be liable to the Licensee, whether in tort or in contract, for any loss of business, loss of products, loss of anticipated or actual profit, loss of goodwill or reputation, loss caused by business interruption or (without prejudice to any heads of loss expressly set out in this clause 12.5) any indirect, special or consequential cost, expense, loss or damage arising by reason of alleged or actual trade mark infringement, claims of passing off or unfair competition, or any other violation of third party rights.
13 WARRANTIES, LIABILITY AND INDEMNITY
13.1 The Licensor warrants that it is entitled to enter into this Agreement and to grant the rights granted under clause 3. Save as set out in the preceding sentence, to the extent permitted by applicable law, the Licensor hereby excludes all warranties relating to the Trade Marks. In particular, but without limiting the generality of the foregoing sentence, nothing contained in this Agreement shall constitute or be construed as a guarantee or warranty or representation of any kind on the part of the Licensor that the exercise of the rights granted hereunder by the Licensee shall not infringe the rights of any third parties, or with respect to any goods or services sold or offered for sale by the Licensee under or in association with the Trade Marks, or with respect to any Brand Standards.
13.2 Save as set out in clause 12, and to the extent that its liability may not be excluded or limited by applicable law, the Licensor shall not be liable (whether in contract, negligence, tort or otherwise) for any loss or damage suffered by the Licensee (including without limitation any loss of business, loss of products, loss of anticipated or actual profit, loss of goodwill or reputation, loss caused by business interruption or (without prejudice to any heads of loss expressly set out in this clause 13.2) any indirect, special or consequential cost, expense, loss or damage), even if such cost, expense, loss or damage was reasonably foreseeable or might reasonably have been contemplated by the Parties, arising out of the exercise of the rights granted hereunder in association with the Trade Marks.
13.3 The Licensee shall defend and indemnify, and hold harmless, the Licensor and its Affiliates, and the officers, servants and agents of the Licensor and its Affiliates, from any and all claims, damages, demands, costs (including legal costs) and expenses arising out of any and all disputes, claims, actions and proceedings (regardless whether under public, civil or other law, and regardless whether asserted by public authorities or private persons) that might result in connection with or from the use of, supply of, or exposure to any product or services sold or provided by the Licensee, Relevant Affiliates or Licensee Contractors under or associated with the Trade Marks or otherwise in connection with the exercise by the Licensee, Relevant Affiliates or Licensee Contractors of the rights granted hereunder, or the breach of any of the Licensee’s obligations under this Agreement.
14 COMPLIANCE WITH APPLICABLE LAWS
14.1 The Licensee shall ensure that all activities of the Licensee, Relevant Affiliates and Licensee Contractors carried out under or by reference to the Trade Marks, and the Licensee’s use of the Trade Marks, shall comply with all applicable laws, rules, regulations and policies of the Territory from time to time and any established industry standards in the Territory, the country of origin and the country of destination,. .

Exhibit 10.19
14.2 The Licensee shall at its own cost obtain and continue to maintain in good standing all licenses, permits and other governmental approvals required in connection with its’ business in the Territory.
15 CONFIDENTIALITY
15.1 The Licensee shall:
(a)    keep confidential any and all information (including without limitation information relating to the Product Standards or the Brand Standards, but excluding information contained in material expressly indicated by the Licensor or supplying Affiliate as being non-confidential and intended as advertising or publicity material for public distribution) received from the Licensor or any other Affiliate under this Agreement (“Confidential Information”);
(b) not disclose or make known, in whole or in part, to any third party any Confidential Information;
(c)   use Confidential Information only for the purposes of carrying out activities permitted under this Agreement; and
(d) allow access to Confidential Information only to those of its employees, agents, Relevant Affiliates and Licensee Contractors who have a need to know it for the performance of this Agreement and only after such employees, agents, Relevant Affiliates and Licensee Contractors have become obligated to the Licensee at least to the same extent as the Licensee is obligated to the Licensor under this Agreement (which obligations the Licensee undertakes to enforce);
provided, however, that the obligations stipulated in this clause shall not apply to any Confidential Information which, at the time it is received or obtained by the Licensee:
(i) is lawfully known by the Licensee without binder of secrecy; or
(ii) is generally available to the public;
and shall cease to apply to any Confidential Information which, after it is received or obtained by the Licensee:
(iii)  is received or obtained by the Licensee, without binder of secrecy, from a third party who did not receive the same, directly or indirectly, from the Licensor or its nominee; or
(iv) becomes generally available to the public through no fault or omission on the part of the Licensee.
Confidential Information shall only be within the foregoing exceptions to the extent that the Licensee can prove the facts by written documentation. Confidential Information shall not be deemed to be within said exceptions merely because it may be embraced by general disclosures in the public domain or in the Licensee’s possession. Any combination of features shall not be deemed to be within said exceptions merely because the individual features are in the public domain or in the Licensee’s possession.
15.2 The Licensee's obligations under this clause 15 shall remain in force, also in case of termination of this Agreement, until the Confidential Information becomes public knowledge for reasons other than breach of this Agreement by the Licensee.
15.3 For the avoidance of doubt, other than as specifically set out in this Agreement in respect of the Trade Marks and the Manifestations in clause 3, no license, immunity or other right under or in respect of any intellectual property (including without limitation patent rights, copyright,

Exhibit 10.19
database rights and rights in designs), information or technology is granted to the Licensee under this Agreement.
16 TERMINATION
16.1 Either Party may terminate this Agreement by giving notice to the other in accordance with clause 16.5 if:
(a) the other Party commits any material or persistent breach of any of the terms of this Agreement (whether or not such breach would otherwise qualify as a repudiatory breach at common law) which is either incapable of remedy or, if capable of remedy, is not remedied within thirty (30) days of service of notice by the Party not in breach requiring remedy;
(b) the other Party stops or suspends or threatens to stop or suspend payment of all or a material part of its debts to creditors or is unable to pay its debts to creditors as they fall due;
(c)  the other Party ceases or threatens to cease to carry on all or a substantial part of its business;
(d) the other Party begins negotiations for, takes any proceedings concerning, proposes or makes any agreement for the deferral, rescheduling or other readjustment, general assignment of or an arrangement or composition with or for the benefit of some or all of its creditors of all or substantially all of its debts, or for a moratorium in respect of or affecting all or substantially all of its debts;
(e) any step is taken by any person (including either of the Parties) with a view to the administration, winding up or bankruptcy of the other Party (and in the event such step is the presentation to a competent court or authority of a petition or similar document, provided such petition or similar document is not dismissed or withdrawn within five (5) Business Days);
(f) any step is taken to enforce security over or a distress, execution or other similar process is levied or served against all or substantially all of the assets or undertaking of the other Party, including the appointment of a receiver, administrative receiver, trustee in bankruptcy, manager or similar officer; or
(g) any event or circumstance occurs which under the law of any relevant jurisdiction has an analogous or equivalent effect to any of the Termination Events listed in clauses 16.1(d) to (f) inclusive.
16.2 The Licensor may terminate this Agreement by giving notice to the Licensee in accordance with clause 16.5 if:
(a) there is any reduction in the proportion of shares in the Licensee carrying the right to vote which are held or controlled directly or indirectly by Royal Dutch Shell plc;
(b) there is a Change of Control (as defined in clause 16.3) in relation to the Licensee;
(c)  the Licensee is deprived, or without the prior approval of the Licensor disposes, of the Licensee’s business or any substantial part thereof;
(d) the Licensee challenges the validity or ownership of any of the Trade Marks;
(e) any person alleges that use of the Trade Marks infringes any rights of another party;

Exhibit 10.19
(g) the Licensee commits any material or persistent breach of the Brand Standards which is either incapable of remedy or, if capable of remedy, is not remedied within thirty (30) days of service of notice by the Licensor requiring remedy;
(h) any restriction or limitation is imposed upon or any modification is made to the rights or powers of the shareholders of the Licensee to elect, appoint or remove or replace directors of the Licensee other than by way of the Articles of Association of the Licensee duly resolved upon; or
(i) any restriction or limitation is imposed upon the existing powers of the directors of the Licensee to manage the business of the Licensee other than restrictions as may from time to time be duly imposed by the shareholders.
16.3 A Change of Control shall occur in relation to the Licensee for the purposes of this Agreement where:
(a) a person acquires direct or indirect control of the Licensee where no person previously had direct or indirect control of the Licensee; or
(b) Royal Dutch Shell plc ceases to have direct or indirect control of the Licensee.
For this purpose, direct and indirect control shall have the same meaning as set out in the definition of Affiliate in clause 1.1.
Notification of Termination Events
16.4 A Party shall notify the other Party promptly upon occurrence of, or any event or circumstance which is likely to give rise to the occurrence of, a Termination Event affecting that notifying Party.
Termination
16.5 Upon occurrence of a Termination Event, the Terminating Party may:
(a) in the case of a Termination Event which is not capable of remedy, terminate this Agreement forthwith by notice to the other Party; and
(b) in the case of any other Termination Event, serve notice on the other Party specifying the Termination Event and requiring it to be remedied within thirty (30) days - if the other Party fails substantially to remedy the Termination Event within the period for remedy specified in the notice, the Terminating Party may at any time within ninety (90) days after the expiry of the period for remedy specified in the notice terminate this Agreement forthwith by notice to the other Party.
Termination in respect of one or more of the Trade Marks only
16.6 Without prejudice to its rights under clause 3.3, where the Licensor is entitled to terminate this Agreement pursuant to clause 16.5, it shall as an alternative if it so elects in its absolute discretion be entitled to terminate (in the manner described in clause 16.5) the license granted to the Licensee under this Agreement in respect of any one or more of the Trade Marks or Manifestations only, and in the event it elects to do so this Agreement shall be deemed amended by removal of the relevant Trade Marks or Manifestations from Schedule 1 rather than terminated in its entirety.
17 CONSEQUENCES OF TERMINATION
17.1 Upon termination of this Agreement in accordance with clause 2 or clause 16.5:

Exhibit 10.19
(a) subject in any event to clauses 17.1(h) and 17.2, the rights and obligations of the Parties under this Agreement (including without limitation the licenses granted under clause 3) shall terminate and be of no further effect, except that clauses 1, 6, 7, 8, 11.3, 11.4, 11.5, 11.6, 12, 13, 15, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28 and 29 shall remain in full force and effect;
(b) subject to clause 17.1(f), the Licensee shall cease to, and shall ensure that all Relevant Affiliates and Licensee Contractors cease to, reproduce, apply, use and display the Trade Marks and the Manifestations and any other mark or manifestation which in the opinion of the Licensor might be confused with the Trade Marks, or which is regarded by the Licensor as a copy or imitation of the Trade Marks (including without limitation reproduction, application, use or display in any domain name, meta tag or electronic address, business name or trading style or corporate name);
(c) subject to clause 17.1(f), the Licensee shall not, and shall ensure that all Relevant Affiliates and Licensee Contractors do not, sell or offer any goods or services of any type or description under or by reference to the Trade Marks or any other mark or manifestation which in the opinion of the Licensor might be confused with the Trade Marks, or which is regarded by the Licensor as a copy or imitation of the Trade Marks;
(d) the Licensee shall return promptly to the Licensor (or, at the Licensor’s option, destroy) at its own expense all Confidential Information (including all copies in whatever form of any such information) and shall not make any further use of that information for any purpose;
(e)  the Licensee shall co-operate with the Licensor in cancelling any registration of this Agreement or the rights granted under it as a license or of the Licensee as a permitted user of the Trade Marks, including without limitation by executing forthwith a document enabling the Licensor to effect such cancellation;
(f) other than in the event of termination by the Licensor pursuant to an event described in clause 16.1(a), the Licensee may, for a period of thirty (30) days from termination (or such other period as the Parties may in their absolute discretion agree), continue to display the Trade Marks where applied to materials prior to the date of termination;
(g)  subject to clause 17.1(f), the Licensee shall, within thirty (30) days of termination, pay the Licensor all sums due under this Agreement together with all accrued interest;
(h) any rights or obligations to which either of the Parties may be entitled or be subject before such termination shall remain in full force and effect; and
(i) the Licensee shall, within thirty (30) days of termination, to the extent legally possible, transfer ownership to the Licensor or its nominee, at no more than nominal cost, of any domain names owned or controlled by the Licensee incorporating any of the Trade Marks or similar words or expressions (including without limitation any domain names registered and/or held by the Licensee pursuant to clause 5.7); and, in the event such transfer is not legally possible, the Licensee shall cancel such domain names if requested by the Licensor.
17.2 Termination of this Agreement shall not affect or prejudice any right to damages or other remedy which the Terminating Party may have in respect of the Termination Event which gave rise to the termination or any other right to damages or other remedy which any Party may have in respect of any breach of this Agreement which existed at or before the date of termination.
17.3 In the event of termination of rights to use one or more of the Trade Marks or the Manifestations only pursuant to clause 16.6, the provisions of clause 17.1 shall apply mutatis mutandis in respect of the relevant Trade Marks only.

Exhibit 10.19
17.4 Termination of this Agreement shall not affect any other written agreements that may exist between the Parties.
18 NOTICES
18.1 Any notice given under or in connection with this Agreement shall only be effective if given in writing in English by one of the methods specified in clause 18.2. Service of notice by telex, e-mail or international airmail shall not be effective.
18.2 A notice shall be addressed as provided in clause 18.3 and shall be:
(a) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address;
(b) by courier;
(c) by registered mail; or
(d) sent by facsimile, in which case it shall be deemed to have been given when dispatched, but shall only be effective if its uninterrupted transmission can be confirmed by a transmission report of sender.
Any notice given or deemed to have been given after 17.00 on any Business Day or at any time on a day which is not a Business Day shall be deemed to have been given at 09.00 on the next Business Day.
18.3 The addresses and other details of the Parties referred to in clause 18.2 are, subject to clause 18.4:
For the Licensee: Shell Midstream Partners GP LLC
For the attention of: General Counsel
Address: 150 N. Dairy Ashford, Houston, Texas 77079 USA
and
For the Licensor: Shell Trademark Management Inc.
For the attention of: Vice President – Intellectual Property
Address: 150 N. Dairy Ashford, Houston, Texas 77079 USA.
18.4 A Party may give notice to the other Party of a change to the address or any of the other details specified in clause 18.3. Such change shall only be effective on the later of the date specified in such notice or five (5) Business Days after the notice is given.
18.5 The provisions of this clause shall not apply in relation to the service of any document in connection with litigation proceedings, claims, suits or actions.
19 ASSIGNMENT, SUB-CONTRACTING AND SUB-LICENSING
19.1 The Licensee shall not assign all or any of its rights or benefits under this Agreement, nor shall it without obtaining the prior written consent of the Licensor (which may decide in its absolute discretion whether or not to grant such consent) sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

Exhibit 10.19
19.2 The Licensor may at any time assign all or any part of the benefit of, or its rights or benefits under, or its obligations under, this Agreement. The Licensor may sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.
19.3 The rights granted under this Agreement are personal to the Licensee. The Licensee shall not be entitled to grant sub-licenses of those rights, without obtaining the prior written consent of the Licensor, although the Licensee may (only within the scope of the rights granted in clause 3.1), subject to clause 19.4, extend such rights to other Affiliates incorporated in the Territory, and authorize Licensee Contractors to use and display (but not reproduce or apply) the Trade Marks on materials supplied by the Licensee or otherwise approved by the Licensor.
19.4 The extension of rights to Relevant Affiliates, and the authorisation of Licensee Contractors, under clause 19.3 are subject to the following:
(a) the acts and omissions of each such Relevant Affiliate or Licensee Contractor shall be deemed the acts or omissions of the Licensee for the purposes of this Agreement and the Licensee shall be responsible and liable to the Licensor for such acts and omissions as if they were acts and omissions of the Licensee;
(b) each Relevant Affiliate or Licensee Contractor must have, prior to any use or display of the Trade Marks or the Manifestations, entered into a legally binding agreement with the Licensee providing (in respect of such use and display) for:
(i)  undertakings by the Relevant Affiliate or Licensee Contractor to abide by obligations no less stringent than the obligations of the Licensee under this Agreement regarding such use and display (and in particular the provisions of clauses 5, 6, 7, 10.1, 10.2, 10.3, 10.5, 10.6, 10.8, 11, 14.1, 14.2, 15, 16.4 and 17.1); and
(ii) termination of all authorisation in respect of the Trade Marks in the event of termination of this Agreement (or partial termination in the event of a partial termination of this Agreement pursuant to clause 16.6), or on occurrence of an event in respect of or affecting or caused by the Relevant Affiliate or Licensee Contractor mutatis mutandis analogous to those Termination Events listed under clause 16.1 or 16.2(a) to (d) and (h) and (i) inclusive of this Agreement, or in the event the person in question ceases to be a Relevant Affiliate or Licensee Contractor (each a “Licensee Contractor Termination Event”); and
(c)  the Licensee agrees to notify the Licensor immediately it becomes aware of or suspects a breach of the undertakings by the Licensee Contractor or Relevant Affiliate referred to in clause 19.4(b)(i) or a Licensee Contractor Termination Event and, in such circumstances, to act in accordance with any instructions of the Licensor.
19.5 The Licensee undertakes:
(a)   to ensure compliance by Relevant Affiliates and Licensee Contractors with any such undertakings referred to in clause 19.4(b);
(b)   to the extent possible under applicable law to ensure that such undertakings and provisions referred to in clause 19.4(b) are enforceable by the Licensor (the Licensee agreeing to indemnify the Licensor fully in respect of any costs incurred in undertaking such enforcement);
(c) where so directed by the Licensor, to enforce any agreements referred to in clause 19.4(b) (including, if requested by the Licensor, by commencing and pursuing legal proceedings at its own cost) for the benefit of the Licensor and in accordance with the instructions of the Licensor; and

Exhibit 10.19
(d) to keep all Relevant Affiliates and Licensee Contractors fully informed of applicable Brand Standards.
20 EQUITABLE RELIEF
The Licensee hereby agrees and acknowledges that common law remedies may not be adequate or appropriate to remedy or compensate for a breach of any of its obligations under this Agreement and that consequently the Parties expressly contemplate and acknowledge that, in the event of a breach of such obligations, the Licensor shall be entitled if it so requires in any particular case to seek injunctive relief (including specific performance and injunction) in addition to any other available remedy, including damages, from a Court of competent jurisdiction.
21 THIRD PARTY RIGHTS
21.1 Affiliates shall be intended third-party beneficiaries having the right to enforce the benefits conferred on them by clauses 13.3 and 15.
21.2 Except as provided in clause 21.1, no term of this Agreement shall be enforceable by any person who is not a Party.
21.3 The consent of Affiliates shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefit conferred on any such Affiliate.
21.4 Affiliates may at any time, with the prior written consent of the Licensor (such consent not to be unreasonably withheld or delayed), assign the right conferred upon them by clause 21.1.
22 RELATIONSHIP OF THE PARTIES
Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership between the Parties nor, except as expressly provided, shall it constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. The Licensee is not granted any right or authority to act for, or to incur, assume or create any obligation, responsibility or liability, express or implied, in the name of or on behalf of, the Licensor or to bind the Licensor in any manner whatsoever.
23 WAIVER
23.1 No delay or omission by either Party in exercising any right, power or remedy provided by law or under this Agreement shall:
(a) affect that right, power or remedy; or
(b) operate as a waiver of it.
23.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
23.3 No waiver of any right, power or remedy provided by law or under this Agreement shall take effect unless it is in writing and signed by authorized representatives of the Party giving the waiver.
24 INVALIDITY
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

Exhibit 10.19
(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
25 AMENDMENTS AND VARIATIONS
This Agreement may not be amended or modified orally and no amendment or modification shall be effective unless it is in writing and signed by the authorized representatives of each of the Parties.
26 APPLICABLE LAW
THIS AGREEMENT AND ANY DISPUTE OR CLAIM OF WHATEVER NATURE ARISING OUT OF OR IN CONNECTION WITH IT IS TO BE EXCLUSIVELY INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS RULES ON CONFLICTS OF LAW.
27 JURISDICTION
Any dispute between the Parties whether resulting from a claim in contract, tort or otherwise or any other claim or controversy which may arise out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be finally and exclusively settled by arbitration by three (3) arbitrators in Houston under the American Arbitration Association (AAA) Rules in force at the start of the arbitration proceedings. The appointing authority shall be the AAA. The language of the arbitration shall be English.
28 ENTIRE AGREEMENT
28.1 This Agreement constitutes the whole and only agreement between the Parties relating to its subject matter and supersedes and extinguishes any other agreement, document or pre-contractual statement relating to the same subject matter.
28.2 Each Party acknowledges that it has not relied upon any pre-contractual statements in agreeing to enter into this Agreement.
28.3 Except in the case of fraud, no Party shall have any right of action against any other Party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.
28.4 For the purposes of this clause, “pre-contractual statement” includes but is not limited to any agreement, undertaking, representation, warranty, promise, assurance, arrangement or draft of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement and which is not repeated in this Agreement made by any person at any time before the date of this Agreement.
29 EXECUTION
In the event that this Agreement is translated into any other language and there is a resulting conflict between the texts of this Agreement, the English language version shall prevail.

Exhibit 10.19

Signed by
duly authorized for SHELL TRADEMARK MANAGEMENT INC.	/s/ Queenie Co
Name: Queenie Co
Date: February 18, 2019
Place: Houston, TX

Signed by
duly authorized for Shell Pipeline Company LP	/s/ Steven C. Ledbetter
Name: Steven C. Ledbetter
Date: February 19, 2019
Place: Houston, TX

By: Shell Pipeline GP LLC, its general partner	/s/ Kevin M. Nichols
Name: Kevin M. Nichols
Date: February 19, 2019
Place: Houston, TX

Signed by
duly authorized for Shell Midstream Partners, L.P.	/s/ Kevin M. Nichols
By: Shell Midstream Partners GP LLC, its	Name: Kevin M. Nichols
general partner	Date: February 19, 2019
Place: Houston, TX

Exhibit 10.19
SCHEDULE 1
THE TRADE MARKS
SHELL

SCHEDULE 2
BRAND PROMOTION ACTIVITIES
1.Development, creation, production, testing and maintenance of Brand Standards generally, e.g. strategy, policy, plans, evaluation, improvement.
2.Development and implementation of Brand Standards processes